Exhibit 99.1

OSG

Overseas Shipholding Group, Inc.                                                                                      Press Release

For Immediate Release

OVERSEAS SHIPHOLDING GROUP ENTERS FSO MARKET

New York - February 28, 2008 - Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today announced that Maersk Oil Qatar AS has awarded two contracts to provide Floating Storage and Offloading ('FSO') services on the Al Shaheen field off shore Qatar. The award has been made to a joint venture between OSG and Euronav NV. Within the limits of its confidentiality obligations, OSG can disclose that the contract award is for eight years to be performed by two vessels, the TI Africa and the TI Asia, both double hull Ultra Large Crude Carriers (ULCC) tankers totaling 442,000 dwt tons each, currently owned by OSG and Euronav, respectively. These are the largest ships of this type in the world.

The contracts provide for both vessels to be converted to FSOs and the converted vessels are expected to commence service in July and September of 2009.

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ABOUT OSG
Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world's most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at www.osg.com.

ABOUT EURONAV
Euronav NV (EURONEXT: EURN) is one of the world's leading independent tanker companies engaged in the ocean transportation of crude oil. As an integrated owner, operator and manager of modern, double-hulled VLCC and Suezmax tankers, Euronav provides complete shipping services in addition to the safe, reliable and efficient shipping of crude oil worldwide. More information is available at www.euronav.com.

OSG Contact:
Jennifer L. Schlueter
Vice President Corporate Communications and Investor Relations
jschlueter@osg.com

Tel: +1 212.578.1634

EURONAV Contact:
Mr. Hugo De Stoop
CFO
financial@euronav.com
Tel: +011 32 3 247 44 11